Exhibit 99.1

FOR IMMEDIATE RELEASE
Media & Investor Contact:
Amy Wakeham
(858) 503-3359
awakeham@maxwell.com

Jörg Buchheim to Join Maxwell Technologies Board of Directors
Following Resignation as Top Sales Executive
SAN DIEGO, July 1, 2016 -- Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of ultracapacitor-based energy storage and power delivery solutions, today announced that Jörg Buchheim has been appointed to Maxwell’s board of directors as a new independent director effective July 1, 2016. Buchheim served as Maxwell’s senior vice president and chief sales officer since March 2016 and resigned from Maxwell on June 30, 2016, to take a new position as the chief executive officer of INALFA Roof Systems B.V., a top 3 global supplier of vehicle roof systems located in Europe.

As a board member, Mr. Buchheim brings decades of applicable experience to Maxwell. Buchheim is a seasoned global sales leader and an automotive industry veteran. From 2002 through 2015 he worked at HELLA KGaA Hueck & Co. in a series of senior sales and management positions, including most recently as president and chief executive officer of HELLA China and a member of the HELLA Group Management Board based out of Shanghai. He previously served as HELLA’s Global Key Account Manager for Indian OEMs and Hyundai/Kia as well as Vice President Sales and Marketing China, Shanghai. Prior to joining HELLA, Buchheim worked in European Key Account Sales for Mitsubishi Electric and in the Project Management for Spoerle / Arrow.

“Jörg brings key automotive industry experience and relationships as well as an extensive background in operational and executive management to complement our already experienced Board of Directors,” said David Schlotterbeck, chairman of the board. “In particular, Jörg’s deep knowledge of Chinese business practices and his strong relationships with key customers and industry executives will be an invaluable resource on our board.”

About Maxwell:
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, please visit our website: www.maxwell.com.

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